FIRST AMENDMENT

Ace Hardware Corporation
Long-Term Incentive Compensation Deferral Option Plan
Effective January 1, 2000

Pursuant to Section 7.1 of the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan (the "Plan"), effective January 1, 2002, the Company hereby amends and restates the following sections of the Plan to read as follows:
2.13 (a)  "Retirement Interest Yield" means, (i) for a Participant prior to the Retirement Date, a rate of interest equal to 120 percent of Prime, and (ii) for a Participant after the Retirement Date or during a period of Disability, a rate of interest per annum as approved annually under the Ace Hardware Corporation Restated Officers Incentive Plan. The rate under Section 2.13 (a) (ii) shall be effective the first day of each calendar year.
2.13 (b)  "Death Interest Yield" means, (i) prior to the Retirement Date, a rate of interest equal to 120 percent of Prime, and (ii) after the Retirement Date, a rate of interest per annum, as approved annually under the Ace Hardware Corporation Restated Officers Incentive Plan. The rate under Section 2.13 (c) (ii) shall be effective the first day of each calendar year. This rate of interest shall be fixed at the time of the Participant's death.
4.6 (third paragraph only) During the period a Participant is receiving installment payments, the amount of the installment payments shall be based on the prevailing Interest Yield applicable at the commencement of payments, projected into the future. Installment payments for current Participants receiving payments as of January 1, 2002, shall be recomputed at the end of their current installment term. Thereafter, the amount of the installment payments shall be recomputed at the time of any change in the Interest Yield pursuant to Section 2.13 and the installment payments shall be increased or decreased to reflect any changes in the applicable Interest Yield. Upon the death of a Participant after the commencement of benefits pursuant to Section 4.4, the remaining installment payments payable to the Beneficiary shall be fixed. The Interest Yield used to determine the installment payment amounts shall be the Death Interest Yield.

 Sections 2.13 and 4.6 are the only Sections affected by this Amendment.

Ace Hardware Corporation
By: David F. Hodnik

Its: President & CEO

                                                                                              EXHIBIT F